Exhibit 99.1

Chevron Corporation Policy, Governance and Public Affairs P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com

FOR IMMEDIATE RELEASE

Chevron Issues Interim Update for Second Quarter 2014

SAN RAMON, Calif., July 10, 2014 – Chevron Corporation (NYSE: CVX) today reported in its interim update that earnings for the second quarter 2014 are expected to be higher than first quarter 2014 as a result of gains on asset sales and an absence of impairments in the prior quarter. Foreign exchange losses in the second quarter are expected to be higher than first quarter losses. The interim update contains industry and company operating data for the first two months of the second quarter. Readers are advised that the commentary below compares results for the first two months of the second quarter 2014 to full first quarter 2014 results, unless indicated otherwise.

UPSTREAM
U.S. net oil-equivalent production was higher compared to the first quarter, primarily due to less maintenance activity in the Gulf of Mexico and increased production in the Permian Basin. International net oil-equivalent production was lower as a result of planned turnaround activity in Kazakhstan, in addition to the shutdown of the LNG facility in Angola.

		2013			2014
		2Q	3Q	4Q	1Q	2Q thru May
U.S. Upstream
Net Production:
Liquids	MBD	455	448	440	438	460
Natural Gas	MMCFD	1,227	1,242	1,261	1,212	1,229
Total Oil-Equivalent	MBOED	659	655	650	640	665
Average Realizations:
Liquids	$/Bbl	92.25	97.18	89.88	91.49	92.01
Natural Gas	$/MCF	3.78	3.23	3.35	4.77	4.11
International Upstream
Net Production:
Liquids	MBD	1,258	1,279	1,286	1,275	1,248
Natural Gas	MMCFD	3,987	3,910	3,836	4,041	3,921
Total Oil-Equivalent	MBOED	1,923	1,930	1,926	1,948	1,901
Average Realizations:
Liquids	$/Bbl	93.71	104.29	100.57	98.60	100.35
Natural Gas	$/MCF	5.93	5.88	5.75	6.02	6.00

DOWNSTREAM
U.S. Downstream earnings for the full quarter are expected to be comparable to the prior quarter. Higher U.S. refining margins, particularly on the West Coast, were offset by lower volumes and higher operating expenses due to significant planned turnaround activity at the El Segundo refinery. International refinery crude-input volumes increased, primarily reflecting lower maintenance activities at multiple refineries.

		2013			2014
		2Q	3Q	4Q	1Q	2Q thru May
Volumes:	MBD
	U.S. Refinery Input	814	831	871	872	793
	Int’l Refinery Input	872	885	878	774	834
	U.S. Branded Mogas Sales	526	529	513	505	525
Refining Market Indicators:	$/Bbl
	U.S. West Coast – Blended 5-3-2	23.46	19.76	20.11	17.73	27.00
	U.S. Gulf Coast – Maya/Mars 5-3-2	20.76	20.53	20.53	23.31	26.01
	Singapore – Dubai 3-1-1-1	8.52	5.65	4.76	7.96	7.70
Marketing Market Indicators:	$/Bbl
	U.S. West – Weighted DTW to Spot	5.73	4.84	5.41	5.20	7.60
	U.S. East – Houston Mogas Rack to Spot	5.10	2.76	3.82	2.32	4.02
	Asia-Pacific	11.03	10.62	9.74	10.43	10.59

ADDITIONAL ITEMS
The following table includes estimated values on an absolute basis of select items in the full quarter.

$MM	2Q 2014	Comments
Foreign Exchange	$(250) - $(300)	Compared to absolute loss of $(79) in 1Q 2014
Gains on Asset Sales	$500 - $600	Primarily upstream-related assets
“All Other” Segment Guidance	$(400) - $(500)	Per existing guidance

# # #

NOTICE

Chevron’s discussion of second quarter 2014 earnings with security analysts will take place on Friday,
August 1, 2014, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the website.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR'' PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This interim update of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this interim update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments required by existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 27 through 29 of the company’s 2013 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this interim update could also have material adverse effects on forward-looking statements.